As filed with the Securities and Exchange Commission on September 5, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE DOW CHEMICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware	38-1285128
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2030 Dow Center

Midland, MI 48674

(989) 636-1000

(address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Dow Chemical Company Elective Deferral Plan

(Full Title of the Plans)

Charles J. Kalil, Esq.

Executive Vice President and General Counsel

The Dow Chemical Company

2030 Dow Center

Midland, MI 48674

(989) 636-1000

(Name, address, including zip code, and telephone number, including area code, of agents for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Deferred Compensation and Matching Contributions by The Dow Chemical Company (1)	$100,000,000	100%	$100,000,000	$11,590

(1)    The deferred compensation obligations being registered hereunder are unsecured obligations of The Dow Chemical Company (the “Registrant”) to pay deferred compensation in the future in accordance with the terms of The Dow Chemical Company Elective Deferral Plan (as may be amended from time to time, the “Elective Deferral Plan”).

(2)    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon an estimate of the amount of compensation participants may defer under the Elective Deferral Plan.

EXPLANATORY NOTE

The Dow Chemical Company, a Delaware corporation (the “Registrant”) is filing this registration statement on Form S-8 (this “Registration Statement”) to register an aggregate of $100,000,000 of unsecured obligations of the Registrant to pay deferred compensation and accumulated tax-deferred earnings thereon to designated employees of the Registrant and its subsidiaries (each, a “Participant”) in the future in accordance with the terms of The Dow Chemical Company Elective Deferral Plan (the “Elective Deferral Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to Participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated in this Registration Statement by reference and shall be deemed to be a part hereof (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

a)	Current Report on Form 8-K filed with the Commission on January 6, 2017, March 31, 2017, May 15, 2017, July 13, 2017, August 4, 2017 and September 1, 2017;

b)	Definitive Proxy Statement on Schedule 14A for the Registrant’s 2017 Annual Meeting of Stockholders filed with the Commission on March 31, 2017;

c)	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Commission on February 9, 2017; and

d)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, as filed with the Commission on April 27, 2017 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, as filed with the Commission on July 27, 2017.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document which is incorporated by reference in this Registration Statement will be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference in this Registration Statement or in any document that the Registrant filed after the date of this Registration Statement that also is incorporated by reference in this Registration Statement modifies or supersedes the prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

The Registrant is registering an aggregate principal amount of $100,000,000 of deferred compensation obligations, based on estimated contributions of eligible Participants. The Elective Deferral Plan provides Participants with an opportunity to defer a portion of their compensation and accumulate tax-deferred earnings thereon (the “deferred compensation”). A brief description of the deferred compensation under the Elective Deferral Plan and Registrant’s obligations with respect thereto follows. The following description is qualified by reference to the text of the Elective Deferral Plan, which is attached as Exhibit 4.1 hereto, is incorporated herein by reference and is controlling in the event of any discrepancy:

The Elective Deferral Plan allows a Participant to elect to defer a specified portion of his or her base salary and performance awards (i.e., amounts paid in cash as annual incentive bonuses). Each Participant’s deferred compensation will be mingled with the general funds of the Registrant, but will be credited to a notional bookkeeping account(s) in the Participant’s name. Earnings, gains and losses will accrue on a Participant’s deferred compensation on a tax-deferred basis based on the investment benchmarks selected by the Participant for the measurement of returns from the benchmark methods available under the Elective Deferral Plan. There is no trading market for the Registrant’s deferred compensation obligations.

The Elective Deferral Plan is an unfunded plan and each Participant is an unsecured general creditor of the Registrant with respect to his or her deferred compensation and benefits under the Elective Deferral Plan. All deferred compensation obligations are payable from the general assets of the Registrant and are subject to the risk of corporate insolvency as well as any liens, security interests or claims of the Registrant’s creditors (provided, that, to the extent a subsidiary of the Registrant was required under the terms of the Elective Deferral Plan to make payments or contributions with respect to a Participant’s account balance, that subsidiary will be secondarily liable for the payment of any deferred compensation to a Participant). There is no limitation under the Elective Deferral Plan on the Registrant’s right to issue senior debt or other securities.

Participants may elect to receive distributions of their deferred compensation under the Elective Deferral Plan while the Participant is employed at the Registrant or its subsidiaries (either as a lump sum in a specific future year or in annual or monthly installment payments over a period of 2 to 15 years) or at retirement (either in a lump sum upon retirement or the 1st anniversary thereof or in annual or monthly payments over a period of 2 to 15 years from retirement or the first anniversary thereof). Upon death or long-term disability, any deferred compensation not previously paid out will be paid in a lump sum to a Participant’s designated beneficiary. Participants may also elect to receive a lump sum payment of their deferred compensation in connection with a change of control of the Registrant.

Subject to certain limitations, amounts deferred by Participants under the Elective Deferral Plan are also eligible for partial matching contributions by the Registrant. The matching contributions will be invested in the same proportion as the Participant’s deferred compensation and distributed at the same time and in the same form as the Participant’s other deferred compensation.

Other than to a beneficiary in the event of death or long-term disability, Participants may not commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey the deferred compensation in advance of the receipt of the payment thereof, and such deferred compensation is unassignable and non-transferable.

The Registrant’s board of directors has the right to amend, modify or partially or completely terminate the Elective Deferral Plan at any time, provided that such amendment or termination does not result in any retroactive reduction of a Participant’s deferred compensation account balance, including previous earnings or losses, as of the date of such amendment or termination.

The Registrant has appointed its U.S. Pension Plan Leader (or his delegee) as well as the Global Director of Benefits (or his delegee) to assist in administering the Elective Deferral Plan. As described in the Elective Deferral Plan, these administrators have the sole and absolute discretion to interpret the Elective Deferral Plan and determine all other matters that might arise under the terms and conditions of the Plan. The administrator’s decisions are final and binding on all Participants. The deferred compensation benefits are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the deferred compensation and each Participant will be responsible for enforcing his or her own rights with respect to the deferred compensation, such rights being no greater than other unsecured general creditors of the Registrant.

Item 5. Interest of Named Experts and Counsel.

Amy E. Wilson, Corporate Secretary and Associate General Counsel of the Registrant, whose legal opinion is filed as Exhibit 5.1 hereto, does not participate in the Elective Deferral Plan and owns less than 0.1% of the common stock of the Registrant.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Registrant’s Amended and Restated Bylaws, a copy of which is filed as Exhibit 3.2 hereto and incorporated herein by reference, contains provisions that provide for the indemnification of, payment of all judgments and claims against and advancement of expenses to, officers and directors of the Registrant to the fullest extent as is permitted by the laws of the State of Delaware, as may be amended from time to time. The rights contained in the Amended and Restated Bylaws are not exclusive, and the Registrant is authorized to purchase and maintain insurance on behalf of such persons and may enter into agreements with respect to indemnification. The Registrant’s directors and officers are also covered against certain losses in connection with claims made against them for certain wrongful acts under (i) a directors’ and officers’ liability insurance policy that is maintained by DowDuPont Inc., the Registrant’s parent company, with respect to facts or events occurring following the effective time of the merger of equals transaction between the Registrant and E. I. du Pont de Nemours and Company on August 31, 2017 and (ii) a “tail” policy providing coverage for six years following such effective time with respect to facts or events occurring prior to the effective time.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation, a copy of which is filed as Exhibit 3.1 hereto and incorporated herein by reference, contains a provision eliminating the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, other than for (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for any matter in respect of which the director would be liable under Section 174 of the DGCL, relating to unlawful payments of dividends or unlawful stock purchases or redemptions, or any amendment thereto or successor provision thereof and (iv) for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this Item 8 by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Michigan, on September 5, 2017.

THE DOW CHEMICAL COMPANY

By:	/s/ Ronald C. Edmonds
	Name:	Ronald C. Edmonds
	Title:	Controller and Vice President of Controllers and Tax

POWER OF ATTORNEY

BE IT KNOWN BY THESE PRESENTS: That each person whose name is signed hereto has made, constituted and appointed, and does hereby make, constitute and appoint Ronald C. Edmonds, Howard I. Ungerleider and Amy E. Wilson his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution for him and his name, place and stead, in any and all capacities to sign the Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew N. Liveris Andrew N. Liveris	Chief Executive Officer and Director (Principal Executive Officer)	September 5, 2017

/s/ Howard I. Ungerleider Howard I. Ungerleider	Vice Chairman, Chief Financial Officer and Director (Principal Financial Officer)	September 5, 2017

/s/ Ronald C. Edmonds Ronald C. Edmonds	Controller and Vice President of Controllers and Tax (Principal Accounting Officer)	September 5, 2017

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit No. 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 1, 2017).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit No. 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 1, 2017).

4.1*	The Dow Chemical Company Elective Deferral Plan, effective for deferrals after January 1, 2005, as amended, restated and effective as of September 1, 2017.

5.1*	Opinion of Counsel.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Ankura Consulting Group, LLC.

23.3*	Consent of Counsel (included in its opinion filed as Exhibit 5.1 hereto).

24	Powers of Attorney (included as part of the signature page hereto).

*	Filed herewith.